Exhibit 99.1

FOR IMMEDIATE RELEASE

SB Financial Group Announces Board of Directors Transition

Defiance, Ohio, December 19, 2025 – SB Financial Group, Inc. (NASDAQ: SBFG), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, private client and title insurance services, announced today a planned transition on its Board of Directors.

Effective December 17, 2025, Rita A. Kissner retired from the Company’s Board of Directors after more than 21 years of service. In recognition of her long-standing service and contributions, the Board has named Ms. Kissner Director Emeritus. In conjunction with this transition, the Board of Directors appointed Sue A. Strausbaugh to the Board, effective December 17, 2025.

“We are grateful to Ms. Kissner for her more than two decades of dedicated service and for the steady leadership and guidance she provided to the Board and management,” said Mark Klein, Chairman of the Board, President and Chief Executive Officer of the Company. “Her contributions have helped the Company navigate key strategic priorities and reinforce our commitment to strong governance and long-term shareholder value.”

“We are also pleased to welcome Sue Strausbaugh to the Board,” continued Mr. Klein. “Sue has served on the Defiance Advisory Board for more than 13 years and brings a trusted perspective, entrepreneurial spirit, and deep understanding of our strategy, customers, and communities as she steps into this expanded role.”

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank) and SBFG Title, LLC dba Peak Title (Peak Title). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 27 offices: 25 in eleven Ohio counties and two in Northeast, Indiana, and 27 ATMs. State Bank has four loan production offices located throughout Ohio and Indiana. Peak Title provides title insurance and title opinions throughout the Tri-State and Kentucky. SB Financial’s common stock is listed on the NASDAQ Capital Market with the ticker symbol “SBFG”.

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Investor Contact Information:

Mark A. Klein

Chairman, President and Chief Executive Officer

419-783-8920

Anthony V. Cosentino

Executive Vice President and Chief Financial Officer

419-785-3663